Exhibit (h)(xxiii) under Form N-1A
                                            Exhibit 10 under Item 601/Reg. S-K

                               Amendment #5 to
                    Agreement for Administrative Services

      This Amendment #5 to the Agreement for Administrative Services, dated November 1, 2000 (as amended, the "Agreement") by and between MTB Group of Funds (the "Investment Company") and M&T Securities, Inc. ("M&T").

      WHEREAS, Investment Company entered into an Agreement for Administrative Services with M&T on November 1, 2000; and

      WHEREAS, Investment Company and M&T have agreed to amend the Agreement, in certain respects;

      NOW, THEREFORE, the parties intending to be legally bound agree as follows:

II. The first paragraph of Article 12. Term and Termination of Agreement is hereby deleted in its entirety and replaced with the following:

      "This Agreement shall be effective from the date signed above and shall continue through September 30, 2007 ("Initial Term"). Thereafter, the Agreement will continue for consecutive 12-month terms (a "Renewal Term") unless one party receives written notice of termination from the other party no less than 120 days prior to the expiration of the Initial Term or a Renewal Term. The termination date for all original or after-added Funds that are, or become, a party to this Agreement shall be coterminous."


      WITNESS the due execution hereof this 1st day of October, 2005.

                             MTB GROUP OF FUNDS


                             By:  /s/ Judith J. Mackin
                                ----------------------------------
                             Name:  Judith J. Mackin
                             Title:  Vice President

                             M&T SECURITIES, INC.


                             By:  /s/ Kenneth G. Thompson
                                ----------------------------------
                             Name:  Kenneth G. Thompson
                             Title:    Vice President